Exhibit 99.1

ATLANTIC AMERICAN REPORTS FIRST QUARTER RESULTS

•	Pre-tax income for the 1st quarter of 2016 increases 36.2% from the 1st quarter of 2015.
•	Insurance premiums increase 2.9% with increases in both the life and health and property and casualty operations.

ATLANTA, Georgia, May 12, 2016 - Atlantic American Corporation (Nasdaq- AAME) today reported first quarter 2016 net income of $0.9 million or $0.04 per common share as compared to $0.7 million or $0.03 per common share in the first quarter of 2015.  Pre-tax income was up 36.2% as compared to the 2015 first quarter; however, a higher effective tax rate in the first quarter of 2016 resulted in a 30% increase in net income.  Insurance premiums for the quarter ended March 31, 2016 increased to $38.5 million as compared to $37.4 million in the first quarter of 2015 and total revenues were $41.7 million and $40.9 million for the same corresponding periods, respectively.  Realized investment gains during the first quarter of 2016 were $0.8 million as compared to $1.0 million in the first quarter of 2015.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “The year is off to a great start and we couldn’t be more pleased.  Our property and casualty operations continue to post increasing profits and have recently been successful in renewing several large accounts.  Our life and health operations have spent the past year on product development, distribution and pricing refinement and the increase in our first quarter premium revenues confirms that our actions are paying off.  We believe that our first quarter is a good indicator for the balance of the year.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2016	2015

Insurance premiums
Life and health	$24,733	$24,123
Property and casualty	13,725	13,263
Investment income	2,507	2,597
Realized investment gains, net	752	951
Other income	30	15

Total revenue	41,747	40,949

Insurance benefits and losses incurred
Life and health	16,911	16,753
Property and casualty	7,914	8,488
Commissions and underwriting expenses	11,827	10,721
Interest expense	373	349
Other expense	3,346	3,628

Total benefits and expenses	40,371	39,939

Income before income taxes	1,376	1,010
Income tax expense	478	319

Net income	$898	$691

Earnings per common share (basic and diluted)	$0.04	$0.03

Reconciliation of Net Income to non-GAAP measurement

Net income	$898	$691
Income tax expense	478	319
Realized investment gains, net	(752)	(951)

Operating income	$624	$59

Selected Balance Sheet Data	March 31, 2016	December 31, 2015

Total cash and investments	$246,811	$254,007
Insurance subsidiaries	225,089	229,092
Parent and other	21,722	24,915
Total assets	300,133	314,603
Insurance reserves and policyholder funds	149,138	163,345
Debt	33,738	33,738
Total shareholders' equity	103,824	102,492
Book value per common share	4.82	4.75
Statutory capital and surplus
Life and health	35,290	35,322
Property and casualty	38,144	38,308